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Exhibit 99.1

Media Relations Department P.O. Drawer 1734, Atlanta, GA 30301 Telephone (404) 676-2121
news release

FOR IMMEDIATE RELEASE

CONTACT:	Media:	Ben Deutsch (404) 676-2683
	Investors:	Larry M. Mark (404) 676-8054

THE COCA-COLA COMPANY REPORTS
SECOND QUARTER AND YEAR-TO-DATE 2004
EARNINGS PER SHARE

  •
  Reported earnings per share of $0.65 for the second quarter, an increase of 18 percent as compared to the prior year second quarter. For the first six months, reported earnings per share were $1.11, reflecting an increase of 25 percent.

  •
  Gross profit and operating income in the second quarter increased 10 percent and 13 percent, respectively.

  •
  Cash from operations for the first six months increased 39 percent to $3.0 billion and the Company expects strong cash flows to continue in the future.

  •
  The Company repurchased $966 million of its stock during the first six months and reaffirms its plan to repurchase at least $2 billion in 2004.

        ATLANTA, July 22, 2004 — The Coca-Cola Company reported second quarter earnings per share of $0.65, an 18 percent increase from the prior year second quarter earnings of $0.55. Reported earnings per share for the first six months were $1.11, a 25 percent increase from the prior year period earnings of $0.89 per share.

        Gross profit for the second quarter increased 10 percent and operating income increased 13 percent, reflecting solid results in many key markets and a positive currency benefit of approximately 6 percent to operating income. For the first six months, gross profit increased 13 percent and operating income increased 22 percent.

        Worldwide unit case volume increased 1 percent in the second quarter and 2 percent in the first six months. Key contributors to unit case volume growth in the quarter included Japan, North America, China, Brazil, Argentina, South Africa and Turkey. Partially offsetting these trends were unit case volume declines in Germany, the Philippines, Mexico and Indonesia.

        Neville Isdell, chairman and chief executive officer, commented, "Based on my initial review, our system remains focused on building its revenue growth management capabilities, while also investing in and strengthening the best beverage brands in the world, but clearly there is still work to be done. While we have begun to build a solid foundation to deliver sustainable, profitable volume growth, here too, we have opportunities for improvement.

        "Our results in the quarter reflect solid performance in many markets, but we are experiencing challenging conditions in several key countries, including Germany, Mexico and the Philippines. Within these markets, we expect the environment to remain difficult throughout the remainder of this year while we focus on improving our short-term performance and strengthening our system's long-term capabilities."

Financial Highlights

  •
  Cash from operations for the first six months was $3.0 billion, as compared to $2.1 billion in the prior year period.

  •
  Reported second quarter earnings per share were $0.65, an 18 percent increase from the prior year second quarter earnings per share of $0.55. The current quarter results include a net benefit of approximately $0.015 per share related to favorable tax settlements and a gain on the issuance of stock by an equity investee, partially offset by write-downs of various manufacturing investments. The prior year second quarter earnings included a reduction of $0.02 per share related to streamlining initiatives.

  •
  Reported earnings per share for the first six months were $1.11, a 25 percent increase from the prior year period earnings per share of $0.89. Year-to-date results include a net benefit of $0.015 per share for the items described above that affected the second quarter, and the impact of additional shipping days in the first quarter. The prior year period earnings included a net reduction of $0.05 per share related to streamlining initiatives and a gain related to a litigation settlement.

  •
  Reported operating income increased 13 percent to $1.8 billion in the second quarter and 22 percent to $3.3 billion in the first six months of the year. Operating income was driven by solid results in many key markets and a positive currency benefit of approximately 6 percent in the quarter, partially offset by challenges in several markets, strong investments in marketing activities and various Corporate expenses. The currency benefit to operating income for the first six months of the year was approximately 9 percent.

  •
  The Company repurchased approximately $966 million of its common stock during the first six months of the year and intends to repurchase at least $2 billion of its stock during 2004.

  •
  In February, the Company approved its 42nd consecutive annual dividend increase, a 14 percent increase of the quarterly dividend from $0.22 to $0.25 per common share. This is equivalent to an annual dividend of $1.00 per share, up from $0.88 per share in 2003.

Operational Highlights

North America

  •
  The Coca-Cola system in North America remains focused on the execution of its strategies of profitable growth in carbonated soft drinks and noncarbonated beverages, creating customer value, and implementing an integrated operating model to continue to drive improved system performance.

  •
  Results in the quarter were led by strong growth in the Foodservice and Hospitality Division and growth in the Retail business units. For the entire group, unit case volume in the quarter increased by 2 percent, cycling 3 percent growth in the second quarter of the prior year.

  •
  Unit case volume in the second quarter increased by 4 percent in the Foodservice and Hospitality Division, reflecting tailored customer programs as well as improving restaurant traffic. The Retail business units had a 1 percent increase in unit case volume, cycling a strong 5 percent growth in the prior year second quarter. Unit case volume trends reflect pricing initiatives by bottling partners and solid growth of waters, juice and juice drinks.

  •
  Diet carbonated soft drinks continued to lead the second quarter growth, with diet Coke Trademark growing at 7 percent. Carbonated soft drinks also benefited from new brands, such as Coca-Cola C2, diet Coke with Lime and Sprite Berry Remix, and new packages, such as smaller single serve PET bottles and the 12 ounce PET FridgePack.

  •
  Noncarbonated beverage performance in the second quarter was led by unit case volume growth of 24 percent for Powerade and 12 percent for Dasani. Warehouse delivered juices grew by 4 percent driven by Simply Orange, Minute Maid Premium Heart Wise, Hi-C Blast, and new lower-sugar Minute Maid Light Orange Juice, despite continued category softness. Bottler-delivered Minute Maid Adult Refreshment brands grew by 18 percent, helped by the introduction of new Lite flavors.

Europe, Eurasia and Middle East

  •
  Solid profit growth in Europe continued in the second quarter driven by more profitable products and packages, pricing initiatives in the marketplace, effective cost management, and positive currency trends.

  •
  Unit case volume declined 2 percent in the quarter, cycling 7 percent growth from the prior year. Positive contributors to volume growth during the quarter included Spain, Russia, Turkey, and Eurasia and the Middle East. Offsetting these trends were an unfavorable operating environment within Germany and the impact of adverse weather across western and southern Europe.

  •
  In Germany, unit case volume declined 15 percent in the second quarter as the Company was affected by poor weather conditions and the rapid growth within the discounter channel, where the Company's brands have had limited availability since the imposition of Mandatory Deposit legislation. Looking forward, the Company will remain focused on profitable beverage channels, diligent management of expenses, and on new innovation behind brands such as Fanta Citrel, Powerade and Nestea.

  •
  The Company continues to drive growth in the more profitable low-calorie carbonated soft drinks and immediate consumption packages, supported by integrated marketing campaigns such as Euro 2004, the Company's largest pan-European marketing initiative. Noncarbonated beverages grew 15 percent in the quarter led by Nestea.

Asia

  •
  Solid profit growth in Asia during the quarter was driven by strong performance in key markets such as Japan, China and Australia and currency benefits. Unit case volume for the group grew 4 percent, cycling 4 percent growth in the prior year.

  •
  In Japan, the Company successfully executed strategies focused on investing in core brands, driving profitability through a focus on higher margin packages, products and channels, and a continued emphasis on reducing costs throughout the supply chain. These actions resulted in overall unit case volume growth of 4 percent in the second quarter, led by 6 percent growth in Trademark Coca-Cola and double-digit increases in Sokenbicha, Marocha and Aquarius. The Company achieved 7 percent growth within the highly-profitable full-service vending channel, led by the successful launch of Coca-Cola C2. The Coca-Cola system's initiative to enhance merchandising within supermarkets, including new packages and multi-pack configurations, resulted in a second quarter volume increase of over 8 percent in that channel.

  •
  Strong profit growth in China continued, driven by unit case volume growth of 37 percent during the quarter. Trademark Coca-Cola increased unit case volume by 33 percent, with robust growth in single-serve packages enhanced by both the continued emphasis of affordability and an under-the-crown promotion. Sprite, Fanta, Nestea and Qoo also enjoyed strong unit case volume growth in the quarter.

  •
  Unit case volume growth in the group was partially offset by the impact of pricing and packaging initiatives that led to volume declines in the Philippines and Indonesia. In Indonesia, the Company continues to deemphasize various large format package offerings within the water category. In the Philippines, system profitability has been enhanced, even though price increases are negatively impacting unit case volume.

Latin America

  •
  The Company continues to execute a long-term investment strategy in Latin America with an emphasis on brand building, new package alternatives, and close coordination with bottling partners to drive superior local marketplace execution. Solid profit growth is a result of tailored brand, price, package and channel strategies combined with careful management of expenses. Unit case volume increased 1 percent in the quarter reflecting strong growth in Brazil, Argentina, Chile, and Venezuela, partially offset by a decline in Mexico.

  •
  In Mexico, unit case volume declined by 3 percent in the quarter, cycling 14 percent growth in the second quarter of the previous year. Performance reflects atypical weather conditions, particularly in the month of May, and a strategic decision to reduce the importance of large format water packages. The Company continues to strengthen its position with consumers by focusing on new personal consumption packages and by enhancing brand equity through integrated marketing programs such as Copa Coca-Cola football tournaments and the Rockola Music Tour.

  •
  The Coca-Cola system's strategy in Brazil to focus on core brands and to provide greater packaging choices to consumers is generating positive results. The Company reported unit case volume growth of 7 percent, with Trademark Coca-Cola growing 9 percent. In addition, by emphasizing packages and channels with higher profitability, the Company reported strong double-digit earnings growth while increasing carbonated soft drink share of sales in both volume and retail dollar terms.

  •
  In Argentina, financial results for the entire Coca-Cola system are benefiting from the Company's long-term strategy of investing in the country during times of economic crisis. Strong consumer marketing activities and an emphasis on refillable packaging led to unit case volume growth of 14 percent during the quarter, cycling 18 percent growth in the prior year period. Core brands drove over 80 percent of the growth in the quarter.

Africa

  •
  Throughout Africa, the Company continues to focus on business fundamentals to drive profitable volume for the system. Strong revenue and profit growth for the group is being driven by new cold outlet creation, improvements in market execution, balancing price and package strategies with a focus on affordable packaging, and positive currency trends. Africa's unit case volume increased by 2 percent for the quarter with solid growth in South Africa and Kenya, partially offset by volume declines in Nigeria, Egypt and Zimbabwe. For the group, core brands including Coca-Cola Trademark, Sprite and Fanta, grew 7 percent in the quarter, while noncarbonated beverages declined.

  •
  In South Africa, unit case volume grew 3 percent in the second quarter, led by growth in core brands, while profits were significantly higher due to tailored channel and package strategies. Unit case volume in the Southern and East Africa Division was also up 4 percent in the quarter despite continued challenging socioeconomic conditions in Zimbabwe.

  •
  Unit case volume in the North and West Africa Division was even with the prior year quarter, as performance in Nigeria was impacted by a national strike and by the Company's decision to deemphasize certain less-profitable packages within the water category. In Egypt, the Company is supporting strategies to improve the profitability of the system, including a new price and package strategy, the introduction of noncarbonated products, and the rationalization of the supply chain.

Financial Review

Operating Results

        Revenues for the quarter increased 5 percent to $6.0 billion, reflecting an increase in gallon shipments of 5 percent, improved pricing of concentrate and positive currency trends, offset by the impact of structural changes. Structural changes related to the impact of creating a supply chain management company in Japan and the consolidation of certain bottling operations which are considered variable interest entities. For the first six months of the year, gallon shipments increased 5 percent, consistent with the growth in reported unit cases. During the second half of 2004, gallons are expected to grow at a slower rate due to the timing of shipping days.

        The following reflects net operating revenues from the Company's operations:

	Second Quarter		Six Months Ended June 30
(in millions)	2004	2003	2004	2003
Company Operations, Excluding Bottling	$5,068	$4,839	$9,461	$8,761
Company-Owned Bottling Operations	897	856	1,582	1,436

Consolidated Net Operating Revenues	$5,965	$5,695	$11,043	$10,197

        Cost of goods sold decreased by 5 percent in the quarter, primarily reflecting the impact of creating a supply chain management company in Japan and supply chain efficiencies.

        Selling, general and administrative expenses increased 8 percent during the quarter reflecting strong investments in marketing activities, such as the launch of Coca-Cola C2 in North America and Japan, structural changes and currency impact. In addition, increased corporate expenses in the quarter included higher insurance and legal expenses. The Company also had other operating charges in the second quarter amounting to $88 million pre-tax ($58 million after tax) related primarily to the write-down of various manufacturing investments.

        Reported operating income for the quarter increased 13 percent, representing solid results from the Company's geographic operating segments and the positive impact of foreign currency of 6 percent. During the second half of 2004, currency benefits are expected to be substantially less as compared to the first half of this year.

        Equity income in the quarter included $37 million pre-tax ($24 million after tax) related to a positive tax settlement at Coca-Cola Femsa in the second quarter. The Company remains committed to maintaining a strong and healthy bottling system throughout the world.

        The Company recorded a non-cash gain of $49 million pre-tax ($30 million after tax), resulting from the issuance of stock by Coca-Cola Enterprises Inc. (CCE). This gain primarily relates to the issuance by CCE of common stock valued at an amount greater than the book value per share of the Company's investment in CCE. The issuance of these shares reduced the Company's ownership interest in the total outstanding shares of CCE common stock by 1 percent to 36 percent.

        The reported tax rate for the second quarter was 23 percent, reflecting an underlying effective tax rate on operations of 25 percent and a $41 million benefit related to the reversal of previously accrued taxes resulting from a favorable agreement with tax authorities.

        In determining the quarterly provision for income taxes, the Company uses an annual effective tax rate which is based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. The impact of significant or unusual items is separately recognized in the quarter in which they occur. The Company estimates its effective underlying tax rate on operations will be approximately 25 percent for the remainder of the year.

Prior Year Results

        In 2003, the Company took steps to streamline and simplify its operations, primarily in North America and Europe. These initiatives resulted in a second quarter 2003 pre-tax charge of $70 million, or $0.02 per share after tax. For the first six months of 2003, streamlining charges impacted pre-tax net income by $229 million, or $0.06 per share after tax.

        During the first quarter of 2003, the Company reached a settlement with certain defendants in a vitamin antitrust litigation and received approximately $52 million on a pre-tax basis, or $0.01 per share on an after tax basis. The amount was recorded in the income statement as a reduction of cost of goods sold.

Creation of a Supply Chain Management Company in Japan

        Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan. The resources generated from this effort are being invested in marketing activities and customer service programs to enhance the long-term growth of the Coca-Cola system in Japan.

        As a result of the creation of the supply chain management company in Japan, a portion of The Coca-Cola Company's business has essentially been converted from a finished product business model to a concentrate business model. This shift of certain products to a concentrate business model resulted in a reduction of revenues and cost of goods sold by the same amount. This change in the business model did not impact gross profit. Had the change occurred as of January 1, 2003, both revenues and cost of goods sold for the three and six months ended June 30, 2003 would have been reduced by approximately $275 million and $470 million, respectively. This change will continue to affect the comparison of certain line items of the Company's statements of income over the next quarter, but will not impact the Company's underlying operating income.

Conference Call

        The Company will host a conference call with financial analysts to discuss the second quarter and year-to-date 2004 results on July 22, 2004, at 5:00 p.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended June 30,
	2004	2003	% Change
Net Operating Revenues	$5,965	$5,695	5
Cost of goods sold	2,030	2,127	(5)

Gross Profit	3,935	3,568	10
Selling, general and administrative expenses	2,044	1,896	8
Other operating charges	88	70	—

Operating Income	1,803	1,602	13
Interest income	32	45	(29)
Interest expense	47	43	9
Equity income	221	190	16
Other income (loss) — net	(5)	(44)	—
Gain on issuance of stock by equity investee	49	—	—

Income Before Income Taxes	2,053	1,750	17
Income taxes	469	388	21

Net Income	$1,584	$1,362	16

Diluted Net Income Per Share*	$0.65	$0.55	18

Average Shares Outstanding — Diluted*	2,434	2,466	(1)

*
For the second quarter, "Basic Net Income Per Share" was $0.65 for 2004 and $0.55 for 2003 based on "Average Shares Outstanding — Basic" of 2,430 and 2,463 for 2004 and 2003, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Six Months Ended June 30,
	2004	2003	% Change
Net Operating Revenues	$11,043	$10,197	8
Cost of goods sold	3,783	3,744	1

Gross Profit	7,260	6,453	13
Selling, general and administrative expenses	3,918	3,546	10
Other operating charges	88	229	—

Operating Income	3,254	2,678	22
Interest income	67	101	(34)
Interest expense	91	88	3
Equity income	316	239	32
Other income (loss) — net	(30)	(57)	—
Gain on issuance of stock by equity investee	49	—	—

Income Before Income Taxes	3,565	2,873	24
Income taxes	854	676	26

Net Income	$2,711	$2,197	23

Diluted Net Income Per Share*	$1.11	$0.89	25

Average Shares Outstanding — Diluted*	2,439	2,469	(1)

*
For the first six months, "Basic Net Income Per Share" was $1.11 for 2004 and $0.89 for 2003 based on "Average Shares Outstanding — Basic" of 2,435 and 2,466 for 2004 and 2003, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions)

Assets

	June 30, 2004	December 31, 2003
Current Assets
Cash and cash equivalents	$5,042	$3,362
Marketable securities	139	120

	5,181	3,482
Trade accounts receivable, less allowances of $58 in 2004 and $61 in 2003	2,140	2,091
Inventories	1,491	1,252
Prepaid expenses and other assets	1,700	1,571

Total Current Assets	10,512	8,396

Investments and Other Assets
Equity method investments
Coca-Cola Enterprises Inc.	1,470	1,260
Coca-Cola Hellenic Bottling Company S.A.	999	941
Coca-Cola FEMSA, S.A. de C.V.	700	674
Coca-Cola Amatil Limited	656	652
Other, principally bottling companies	1,598	1,697
Cost method investments, principally bottling companies	334	314
Other assets	3,186	3,322

	8,943	8,860

Property, Plant and Equipment
Land	460	419
Building and improvements	2,759	2,615
Machinery and equipment	6,595	6,159
Containers	477	429

	10,291	9,622
Less allowances for depreciation	(3,985)	(3,525)

	6,306	6,097

Trademarks With Indefinite Lives	1,978	1,979
Goodwill	1,048	1,029
Other Intangible Assets	1,058	981

	$29,845	$27,342

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions, except share data)

Liabilities and Share-Owners' Equity

	June 30, 2004	December 31, 2003
Current Liabilities
Accounts payable and accrued expenses	$4,198	$4,058
Loans and notes payable	3,962	2,583
Current maturities of long-term debt	794	323
Accrued income taxes	1,124	922

Total Current Liabilities	10,078	7,886

Long-Term Debt	1,796	2,517

Other Liabilities	2,643	2,512

Deferred Income Taxes	325	337

Share-Owners' Equity
Common Stock, $0.25 par value
Authorized: 5,600,000,000 shares Issued: 3,498,358,186 shares in 2004; 3,494,799,258 shares in 2003	875	874
Capital surplus	4,731	4,395
Reinvested earnings	28,180	26,687
Accumulated other comprehensive income (loss)	(1,944)	(1,995)

	31,842	29,961
Less treasury stock, at cost
(1,072,613,708 shares in 2004; 1,053,267,474 shares in 2003)	(16,839)	(15,871)

	15,003	14,090

	$29,845	$27,342

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Six Months Ended June 30,
	2004	2003
Operating Activities
Net income	$2,711	$2,197
Depreciation and amortization	420	411
Stock-based compensation expense	189	222
Deferred income taxes	(57)	(219)
Equity income or loss, net of dividends	(225)	(169)
Foreign currency adjustments	(4)	(108)
Gain on issuance of stock by equity investee	(49)	—
Gains on sales of assets	(17)	(14)
Other operating charges	88	196
Other items	158	167
Net change in operating assets and liabilities	(258)	(553)

Net cash provided by operating activities	2,956	2,130

Investing Activities
Purchases of property, plant and equipment	(352)	(398)
Proceeds from disposals of property, plant and equipment	40	47
Acquisitions and investments, principally trademarks and bottling companies	(130)	(205)
Purchases of investments and other assets	(32)	(55)
Proceeds from disposals of investments and other assets	44	77
Other investing activities	55	17

Net cash used in investing activities	(375)	(517)

Financing Activities
Issuances of debt	2,254	932
Payments of debt	(1,105)	(614)
Issuances of stock	142	24
Purchases of stock for treasury	(986)	(433)
Dividends	(1,219)	(545)

Net cash (used in) provided by financing activities	(914)	(636)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	13	189

Cash and Cash Equivalents
Net increase during the period	1,680	1,166
Balance at beginning of period	3,362	2,260

Balance at end of period	$5,042	$3,426

The Coca-Cola Company
Second Quarter and Year-To-Date 2004
Unit Case Volume Results

	Unit Case Volume Growth (Based on Average Daily Sales)		Reported Unit Case Volume Growth*
	2004 vs. 2003 % Change		2004 vs. 2003 % Change
	Second Quarter	Year-to-Date	Year-to-Date
Worldwide	1	2	5
International Operations	1	1	5
Africa	2	1	4
Asia	4	2	6
Europe, Eurasia and Middle East	(2)	1	4
Latin America	1	2	5
North America Operations	2	2	5

        Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding periods. Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

        Reported unit case volume growth is computed by comparing the actual unit cases shipped in the first six months of 2004 to the actual unit cases shipped in the first six months of 2003. In the first six months of 2004, these amounts are greater than the amounts computed on an average daily sales basis because of extra days in the first quarter of 2004 as compared to the first quarter of 2003. The difference in days will be largely offset in the fourth quarter of 2004.

* Note:	For the second quarter, "unit case volume growth based on average daily sales" is identical to "reported unit case volume growth" because there are no differences in the number of days. Therefore, a separate column is not included above for "reported unit case volume growth" in the second quarter.

The Coca-Cola Company

        The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

        This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; our ability to effectively align ourselves with our bottling system; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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  Exhibit 99.1
THE COCA-COLA COMPANY REPORTS SECOND QUARTER AND YEAR-TO-DATE 2004 EARNINGS PER SHARE